April 27, 2021

Dear Maggie,

It was pleasure talking to you. The following is a summary of the key provisions of our offer of employment. We will provide you with more detailed documents in due course, but I wanted to make sure you have the outline of our offer in writing.

Position: Senior Vice President and Chief Human Resources Officer

Start Date: As soon as practical, but in no event later than June 1, 2021.

Base Compensation: Your annual base salary is $325,000 paid on a semi-monthly basis less appropriate deductions and withholdings.

Annual Incentive Plan: You will be eligible to participate in our Annual Incentive Plan for 2021. Your targeted incentive will be 60% of your annual salary and will be pro-rated to reflect the actual number of full months you have worked.

Long-Term Incentive Program: You will participate in our Long Term Incentive (LTI) Plan. We will recommend your being eligible for an award during our regular 2022 LTI grant process, subject to approval by our Board of Directors, of an LTI award that has an equity value of 100% of your base salary.

Sign-on bonus:
•Cash sign-on bonus in the amount of $110,000. This cash sign-on bonus is contingent upon successfully completing 30 days of employment and is subject to applicable tax withholding. The bonus will be paid out in the pay cycle following your 30 days of employment. To receive this sign-on bonus, you must accept the Sign-on Bonus Repayment Agreement.

•Equity sign-on bonus of $825,000 that will be split between options and RSUs. The options will have an approximate equivalent value of $162,500, will vest pro rata over three years, and will have a strike price that will be equal to the closing price of Littelfuse stock on the date of issuance. The grant of Restricted Stock Units (RSUs) which will have an approximate equivalent value of $662,500 based on the closing price of Littelfuse common stock on the date of your hire. The RSUs will vest in three annual installments beginning one year from the date of grant.

Financial Planning Assistance: You will be eligible annually for $12,000 of financial planning assistance.

Annual Executive Physical: You will be eligible to participate in an annual executive physical program.

Paid Time Off: You will receive 26 days a year starting January 1, 2022.

Change of Control/Severance: You will receive a Change of Control/Severance Agreement commensurate with Senior Vice President level.
•Severance: Provides for a severance payment equal to one year of your base compensation plus target bonus in the event your employment with Littelfuse is terminated without cause.
•Change of Control: Provides that should the Company be acquired, and your job is eliminated, you will receive a Change of Control payment as outlined in the enclosed agreement.

Post Offer Contingencies: As a condition of employment, you must successfully complete a post-offer drug screen prior to your start date. This drug screen can be performed at an approved Sterling Check Lab. Other contingencies associated with this offer include the satisfactory review of your completed employment application and a criminal background check.

Maggie, I have a high level of confidence in your abilities and look forward to you having a successful and rewarding career here at Littelfuse.
Sincerely,

David Heinzmann
President and Chief Executive Officer

ACCEPTANCE

I, Maggie Chu, accept the Company’s offer of employment on the terms and conditions stated in this letter.

Signature: /s/ Maggie Chu	Dated: April 28, 2021

Sign-On Bonus Repayment Agreement

I agree that if my employment with Littelfuse ends within the first 24 months from the date of commencement, because of my resignation (regardless of any reason), I will repay to Littelfuse the sign-on bonus. I agree that this repayment obligation cannot be waived.

The amount I must repay will be determined by the following formula:
Repayment amount = Sign-On Bonus x [(24 – Full or Partial Months of Service) ÷ 24]

I agree that the Repayment Amount will become fully due and payable upon my termination of employment.

I hereby authorize Littelfuse, to the full extent allowed by law, to deduct the Repayment Amount from any monies owed to me by Littelfuse, including, but not limited to: wages, bonus, reimbursement for expenses, payment for unused benefits, and/or any other sums payable to me by Littelfuse.

Accepted by:

Signature: /s/ Maggie Chu
Maggie Chu